Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 16, 2022 with respect to the consolidated financial statements of Radiopharm Theranostics Limited contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement.

/s/ GRANT THORNTON AUDIT PTY LTD

Melbourne, Australia
March 20, 2023